Exhibit 99.3

Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media Contact Lisa Chapman Office 208-384-6552	Investor Relations Contact Wayne Rancourt Office 208-384-6073

For Immediate Release: November 6, 2018

Boise Cascade To Cease Laminated Veneer Lumber Production at Roxboro, North Carolina

BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today the 60-day notice of a permanent curtailment of its laminated veneer lumber (LVL) production at the Roxboro, NC, facility. The Roxboro facility will continue to produce I-joists. The curtailment will affect approximately 56 employees, and the company anticipates ceasing LVL operations by December 31, 2018.

“Unfortunately, despite great effort by the team, we have been unable to reduce manufacturing costs to an acceptable level,” said Boise Cascade CEO Tom Corrick. “We understand the effect this shutdown has on our employees, their families, and the community. We will work to place employees or make them aware of job opportunities at our other facilities, as well as share available employee assistance resources.”

“We expect no impact on our customers from this curtailment as we have additional capacity at our Alexandria, LA, and Thorsby, AL, engineered wood facilities that allow us to maintain our current service level and also support future growth,” said Mike Brown, Senior Vice President, Wood Products Operations.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
Certain statements in this press release are or may be considered forward-looking statements. These statements reflect Company management’s current views and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ can be found in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.